Exhibit 99.1

For further information contact:
Crystal Revak
SmartDisk Corporation
(239) 436-2591
Crystal.Revak@SmartDisk.com

SmartDisk Listing Transferred to NASDAQ SmallCap Market

     Naples, Fla. – December 4, 2002 — SmartDisk Corporation (NASDAQ: SMDK), a company that markets portable products for capturing, organizing, using, and preserving digital content, announced today that its stock transferred to trading on the NASDAQ SmallCap Market effective Wednesday, December 4, 2002.

     The transfer was determined as a result of a hearing before a NASDAQ Listing Qualifications Panel and included an exception to the minimum bid price requirement. The exception states that on or before December 26, 2002 the Company must record a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. In the event the Company fails to record a closing bid price of at least $1.00 per share upon the expiration of the exception, it may be eligible for an additional 180-day grace period, provided it is able to demonstrate compliance with the other requirements for continued listing on the NASDAQ SmallCap Market. In reaching its decision, the Panel expressed confidence in SmartDisk’s ability to sustain compliance with all other requirements for continued listing on the NASDAQ SmallCap Market over the long-term.

     “We are pleased to retain our NASDAQ listing, “ noted Michael S. Battaglia, President and Chief Executive Officer. “The SmartDisk symbol remains the same, the SmallCap Market uses the same trading system as the National Market, and quotes will be available from the same sources.”

About SmartDisk Corporation

     SmartDisk develops, manufactures, and markets a range of imaginative consumer electronic products and exciting software solutions that are enabling the digital age and simplifying the digital lifestyle. The Company’s innovative products help users transfer, store, manage, and share digital music, video, pictures, and data. Headquartered in the U.S., with operations in Europe and Asia, SmartDisk sells and supports its products worldwide. For more information, go to http://www.smartdisk.com.

     This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

These statements may involve risks and uncertainties that could cause actual results to differ materially from expected results. Such risks include, but are not limited to, risk factors described in the Company’s periodic and other filings made with the SEC. The Company assumes no obligation to update the forward-looking statements contained in this press release.

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